EXHIBIT 99.2

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

May 25, 2005

TO THE INVESTMENT COMMUNITY: 1

Today the New Jersey Board of Public Utilities ("BPU") approved two Stipulations of Settlement between Jersey Central Power & Light Company ("JCP&L") and other parties. This letter provides additional details concerning these settlements.

Background

The restructuring of the electric utility industry occurred in New Jersey when the Electric Discount and Energy Competition Act ("EDECA") was enacted on February 9, 1999. In its restructuring order for JCP&L, the BPU directed the Company to "make a filing, by August 1, 2002, as to the proposed level of all unbundled rate components beginning August 1, 2003, so that the Board may consider this matter prior to the end of the Transition Period."

On August 1, 2002, JCP&L made its required filing and in a Summary Order dated August 1, 2003 ("Phase I Order"), the BPU ruled on the filing by reducing net annualized delivery revenues by $222 million, offset by the expiration of the then-existing 5% billing credits in the annualized amount of approximately $111 million.

JCP&L filed a Motion for Rehearing, Reconsideration and Partial Remand of the Phase I Order on August 18, 2003, and then filed an amended Motion on June 1, 2004 following issuance of the BPU’s Final Order on May 17, 2004.

In accordance with the Phase I Order, on July 16, 2004, JCP&L filed a Supplemental Petition for a Phase II Proceeding ("Phase II Petition") seeking to recover the costs of certain new investments and programs designed to increase the reliability of its electric system, to increase its allowed return on common equity by 25 basis points, and to adjust a cost recovery clause for certain amounts of deferred balance costs that had been written off in connection with the Phase I Order.

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1 Please see the forward-looking statement at the end of this letter

The two Stipulations of Settlement resolve all of the issues associated with the Phase I Order and the Phase II Petition.

Stipulations of Settlement

The settlement related to the Phase I Order, entered into by JCP&L and the BPU Regulatory Staff,  provides for the following:

  An annual increase in distribution revenues of $23 million effective June 1, 2005.
  An agreement that an appropriate overall weighted average cost of capital is 8.5% including a return on common equity of 9.75%, consistent with the Phase II  Stipulation (see next section).
  An agreement that JCP&L shall extend the 3-year amortization of its deferred storm cost balance, as approved in the Phase I Order, for an additional 8 years from the effective date of the BPU’s Order approving this Stipulation.
  A recommendation that the BPU, as promptly as practicable, issue an order regarding the Company’s petition to authorize the Company to issue up to $277 million of transition bonds to securitize a portion of its deferred balance. In connection with this, JCP&L will reduce both rates and amortization expense by $8 million annually effective June 1, 2005, in anticipation of the securitization transaction. For the purposes of this rate reduction, the securitization transaction is assumed to close by October 1, 2005. Because this rate reduction is being provided prior to the closing of the securitization transaction, and because the timing, amount and terms of the securitization cannot be known until the closing, there will be a true-up process at the time of securitization closing to adjust for the amount of the securitization and the interest rates.
  An agreement that JCP&L will not initiate any further rehearing or appeal of, or otherwise oppose, the $152.5 million write-off of its deferred balance ordered in the Phase I Order. The Company reserves all of its rights to respond as it deems appropriate if another party initiates any such action. The financial impact of this write-off was already reflected in 2003.
The settlement related to the Phase II Proceeding, entered into by JCP&L, the BPU Regulatory Staff and the Ratepayer Advocate,  provides for the following:

  An annual increase in distribution revenues of $36.1 million effective June 1, 2005.
  An agreement that JCP&L’s allowed return on common equity is increased by 25 basis points to 9.75% and is reflected in the distribution revenue increase.
  An agreement that the distribution revenue increase reflects (i) a three-year amortization of one-time operations and maintenance costs incurred in 2003-2005 relating to the reliability programs, other than accelerated tree trimming costs, and (ii) a three-year amortization of accelerated tree trimming costs incurred in 2003-2005.
  An agreement that should JCP&L’s System Average Interruption Duration Index ("SAIDI") exceed a target level for two consecutive rolling twelve-month periods ending on the last day of two consecutive calendar quarters, then the return on common equity would be reduced from 9.75% to 9.5%, with this impact reflected as a reduction in the deferred balance rather than as a reduction in rates. The return on common equity would be restored to 9.75% when the standards are again met for two consecutive subsequent 12-month rolling periods ending on the last day of two consecutive calendar quarters.

Financial Impact

The net annual earnings per share impact of all of these settlement elements is approximately $0.12. Although the revenue increases only commence on June 1 of this year, the 2005 impact is approximately $0.11 per share because it also includes the creation of a regulatory asset associated with the three-year amortization of accelerated tree trimming costs which were expensed in 2003 and 2004. This regulatory asset will be recognized in the second quarter of 2005.

We affirmed our 2005 earnings per share guidance of $2.70 to $2.85 at the time of our first quarter earnings release on April 27, 2005. These settlements, coupled with the approval in Ohio to defer certain transmission-related costs but partially offset by the Perry plant forced outage in January and the extended Perry refueling outage, should allow us to achieve earnings towards the top end of our 2005 guidance range.

The overall rate increase from these settlements, averaging 2.4% for all customers, is JCP&L's first since 1993, and follows an 11% decrease implemented between 1999 and 2003 under EDECA.

We are very pleased to have settled these outstanding regulatory issues at JCP&L and also pleased that the parties and the BPU have recognized our efforts to improve service reliability to our customers.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio, on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office and the Nuclear Regulatory Commission as disclosed in the registrants’ Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outages and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outages, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in the registrants' Securities and Exchange Commission filings, including their annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. The registrants expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.